Exhibit 99.1
[MEDASSETS LETTERHEAD]
FOR IMMEDIATE RELEASE
MedAssets Completes Acquisition of The Broadlane Group
ATLANTA (November 16, 2010) — MedAssets, Inc. (NASDAQ: MDAS) today announced that it has completed its acquisition of The Broadlane Group. The combination of MedAssets and Broadlane creates the industry’s leading, end-to-end financial improvement partner that has saved billions for its healthcare provider customers, including more than $2.8 billion in documented and guaranteed supply chain savings.
As one of the nation’s largest supply chain management companies, MedAssets currently manages approximately $41 billion in total supply chain spending by hospitals and other healthcare providers. The Company has the expertise to help customers achieve even greater financial improvement through its suite of technology-enabled products and services. The numerous benefits include:
•	A leading-edge group purchasing organization (GPO) that offers flexible contracting strategies for commodity products and purchased services, from multi-source to high-compliance programs, with high-commitment programs that save an average of 15% or more on supply spend;

•	Clinical consulting expertise proven to reduce the cost of implantable medical devices or physician preference items (PPI) by up to 18% or more by engaging and aligning physicians in savings initiatives to support long-term change without compromising quality;

•	Technology solutions with actionable analytics that identify opportunities to maximize contract compliance and pricing, and address costs at the service line, MS-DRG and physician levels;

•	Outsourced supply chain solutions that deliver margin improvement through contract compliance, overcharge elimination and price parity; and

•	Industry-leading Web-based revenue cycle technology and services that drive cash flow improvement and increase net revenue by up to 3%.
End-to-End Financial Improvement Partner
“The future of supply chain management for healthcare providers will not be determined by group purchasing alone. The MedAssets value proposition will define the industry with the best-priced contract purchasing portfolio, wrapped with leading supply chain technologies and service line measurement tools,” said John Bardis, chairman, president and chief executive officer of MedAssets. “Our core strategy is to enable broader clinical, financial and operating effectiveness throughout our nation’s health system. This strategic business combination enables MedAssets to deliver end-to-end cost management capabilities to healthcare providers.
“With the new health insurance reform legislation, healthcare providers need to fundamentally transform their operating cost structures and reduce their overall cost of care delivery in order to essentially breakeven on Medicare rates while continuing to deliver high-quality clinical outcomes and operational results,” Bardis added. “MedAssets now has a much greater breadth of capabilities to help drive down total hospital costs by offering an unparalleled group purchasing and supply chain cost management model that leverages data, analytics, consulting and outsourcing to drive clinical and operating effectiveness.”

Strong Growth Profile
From a shareholder perspective, MedAssets is now uniquely positioned as a leading provider of Spend Management and Revenue Cycle Management solutions. The collective strengths and combined business models enhances MedAssets’ revenue and growth profile, and is supported by high recurring revenue and cash flow and profit expansion opportunities, such as:
•	A significantly enhanced market position as one of the largest provider-based supply chain management companies managing approximately $41 billion of supply chain spending for healthcare providers;

•	A company with high customer retention and more than 85% recurring revenue;

•	Sizable revenue growth potential as customers migrate to the best contract pricing, which should drive greater contract compliance, or purchasing volume, and increased administrative fees;

•	The opportunity to leverage MedAssets’ national sales force and customer management teams to introduce and expand utilization of the Company’s medical device and clinical consulting expertise, lean process consulting, workforce management, supply chain outsourcing, centralized procurement, revenue cycle technology and services, and robust technology capabilities to new and existing customers;

•	Expected cost savings in excess of $20 million to be realized in 2011; and

•	Very strong cash flow characteristics which enable the Company to focus on maintaining moderate leverage and a strong liquidity position while quickly paying down debt.
Terms of Financing
To fund the transaction, MedAssets successfully obtained the following financing:
•	$635 million Term Loan at LIBOR plus 3.75%, with a LIBOR floor of 1.50%, due 2016

•	$325 million aggregate principal amount of 8.00% senior notes due 2018

•	$150 million revolving credit facility at LIBOR plus 3.75%, due 2015; $20 million drawn at closing
Updated 2010 Financial Guidance Scheduled for November 30th
As previously communicated, MedAssets will issue updated 2010 financial guidance on November 30th that will reflect the addition of Broadlane, including the impact of acquisition-related restructuring charges and deferred revenue discounts. A conference call will be held at 8:00 a.m. EST that day to provide additional information.
About MedAssets
MedAssets partners with healthcare providers to improve their financial strength by implementing integrated spend management and revenue cycle solutions that help control cost, improve margins and cash flow, increase regulatory compliance, and optimize operational efficiency. For more information, go to www.medassets.com.
Safe Harbor Statement
This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: 2010 and 2011 projections, and the Company’s ability to successfully integrate, achieve and capitalize on synergies associated with the proposed acquisition of The Broadlane Group. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company’s Risk Factor disclosures in its Form 10-K and Form 10-Q filed with the Securities and Exchange Commission on March 1 and October 28, 2010, respectively. The Company disclaims any responsibility to update any forward-looking statements.